UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:
(Date of earliest event reported)

June 9, 2008

PIER 1 IMPORTS, INC.
(Exact name of registrant as specified in charter)

Delaware	1-7832	75-1729843
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

100 Pier 1 Place Fort Worth, Texas 76102
(Address of principal executive offices and zip code)

817-252-8000
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

In connection with the sale of its headquarters building described in Item 2.01 below, on June 9, 2008 Pier 1 Services Company ("Pier 1"), which is a wholly owned subsidiary of Pier 1 Imports, Inc., entered into a lease agreement with Chesapeake Plaza, L.L.C., a subsidiary of Chesapeake Energy Corporation and an affiliate of Chesapeake Land Company, L.L.C.  The lease initially covers approximately 350,000 square feet, decreasing to approximately 250,000 square feet within 18 months after the date of the lease.  The primary term of the lease is seven years, with one three-year renewal option, at a base rent of $24.00 per square foot for years one through three, $26.00 per square foot for years four through seven, and $28.00 per square foot for each year during the option term.  Pier 1 will be required to pay its pro rata share of electricity costs for the facility, and beginning in 2009, its pro rata share of operating expenses in excess of such expenses for the first lease year and its pro rata share of real estate property taxes on the land and building in excess of such taxes assessed for calendar year 2008.  Pier 1 may terminate the lease at the end of the fifth lease year by providing six months written notice and paying a termination fee equal to four months of base rent for the space then comprising the premises.

The lease contains other customary representations, warranties, obligations, conditions, indemnification provisions and termination provisions associated with leases of this nature.

Item 2.01     Completion of Acquisition or Disposition of Assets.

On June 9, 2008, Pier 1 completed its previously announced sale of its headquarters building and accompanying land in Fort Worth, Texas, to Chesapeake Plaza, L.L.C., an affiliate of Chesapeake Land Company, L.L.C. pursuant to an agreement entered into on March 25, 2008, between Chesapeake Land Company, L.L.C., and Pier 1.

Pier 1 received net proceeds of approximately $102 million from the sale. The headquarters building is located near downtown Fort Worth on a tract of land of approximately 14.67 acres, and the headquarters building contains approximately 460,000 gross square feet.

Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIER 1 IMPORTS, INC.

Date:	June 9, 2008	By:	/s/ Michael A. Carter
Michael A. Carter, Senior Vice President and
General Counsel